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                                                                    EXHIBIT 21.1







                           APRIA HEALTHCARE GROUP INC.
                              LIST OF SUBSIDIARIES





                  Apria Healthcare, Inc.

                  Apria Healthcare of New York State, Inc.

                  ApriaCare Management Systems, Inc.

                  Apria Number Two, Inc.



As of March 25, 1998